Exhibit 99.1

Crescent Financial Corporation Announces 54% Increase in Comparative Second

Quarter Earnings and 28% Increase in Earnings Per Share

CARY, N.C., July 17 /PRNewswire-FirstCall/ — Crescent Financial Corporation (Nasdaq: CRFN), parent company of Crescent State Bank today announced unaudited net income for the quarter ended June 30, 2006 of $1,003,000 reflecting a 54% increase over net income of $653,000 for the prior year quarter. Diluted earnings per share for the current three-month period was $.17 compared to diluted earnings per share of $.13 for the prior year period reflecting a 28% increase. The percentage increase in earnings per share and the increase in net income were not comparable due to the issuance of 848,000 shares during the fourth quarter of 2005.

The increase in earnings resulted primarily from strong earning asset growth and was aided to a lesser degree by an improved net interest margin. Earning assets, which include loans outstanding, investment securities, and other interest earning assets, increased by over $70 million over the past twelve months. The net interest margin improved to 3.95% for the current three-month period from 3.88% a year ago. Net interest income increased by $892,000 or 27% from $3.3 million for the prior year quarter to $4.2 million in the current quarter of 2006. Non-interest income increased by $36,000 or 6% due primarily to increases in both deposit service charges and other deposit-related customer service fees. Revenue from mortgage loan origination activities for the current quarter increased slightly as compared with the prior year period. Non-interest expenses increased by 19% from $2.6 million to $3.1 million primarily in those areas most impacted by franchise expansion such as personnel, occupancy, advertising and data processing. During the past year, the Company opened one new full-service branch office, moved a branch office into a permanent building, opened a loan production office and took occupancy of a new Operations facility. The provision for loan losses was $164,000 during the current quarter compared with $303,000 for the prior year period.

For the six months ended June 30, 2006, Crescent reported net income of $1,986,000 or $.33 per diluted share compared with $1,294,000 or $0.26 per diluted share for the six months ended June 30, 2005. Net interest income increased by $1.9 million or 30% from $6.4 million for the prior year period to $8.3 million for the current six-month period. The net interest margin for the current six-month period was 4.02% compared to 3.86% for the prior year period. Non-interest income increased by $87,000 or 8%. Non-interest expenses increased by $937,000 or 19%. The provision for loan losses for the current six-month period was $434,000 compared with $507,000 for the prior year period.

Crescent Financial Corporation reported total assets on June 30, 2006 of $471 million reflecting a $78 million or 20% increase over total assets of $393 million on June 30, 2005. Total net loans increased by $63 million or 21% from $297 million a year ago to $360 million at June 30, 2006. Total deposits increased by $47 million or 14% from $323 million to $370 million and total borrowings increased by 39% from $40 million to $56 million. Total stockholders’ equity grew by 53% from $28 million to $43 million at June 30, 2006 due in large part to the equity offering in the fourth quarter of 2005.

Mike Carlton, President and CEO, stated, “We are pleased with the financial results for both the second quarter and year to date. The increase in net income is especially gratifying in light of the additional expenses associated with the franchise expansion. Over the past twelve months, we have expanded the infrastructure substantially in order to position ourselves for continued growth. This past quarter further reflects our strategic commitment as we opened our tenth office. Additionally, we anticipate completing the recently announced merger with Port City Capital Bank of Wilmington, North

Carolina in the third quarter. We are confident that our long-term strategic objectives and unwavering commitment to customer service will position us well for continued growth and prosperity.”

Crescent State Bank is a state chartered bank operating ten banking offices in Cary (2), Apex, Clayton, Holly Springs, Southern Pines, Pinehurst, Sanford, Garner and Raleigh, North Carolina. Crescent Financial Corporation stock can be found on the NASDAQ Global Market trading under the symbol CRFN. Investors can access additional corporate information, product descriptions and online services through the Bank’s website at www.crescentstatebank.com.

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Crescent Financial Corporation’s recent filings with the Securities Exchange Commission, including but not limited to its Annual Report on Form 10-K and its other periodic reports.

Crescent Financial Corporation

Consolidated Balance Sheet

(Amounts in thousands except share and per share data)

(Unaudited)

	June 30, 2006	March 31, 2006
ASSETS
Cash and due from banks	$12,263	$10,577
Interest earning deposits with banks	207	571
Federal funds sold	8,738	—
Investment securities available for sale at fair value	64,397	59,262
Loans	365,174	355,806
Allowance for loan losses	(4,772)	(4,621)
Net Loans	360,402	351,185
Accrued interest receivable	2,146	1,913
Federal Home Loan Bank stock	3,072	2,712
Bank premises and equipment	5,067	5,008
Investment in life insurance	5,583	5,533
Goodwill	3,600	3,600
Other assets	5,288	4,657

Total Assets	$470,763	$445,018

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Deposits
Demand	$52,179	$49,879
Savings	33,664	12,110
Money market and NOW	85,342	89,472
Time	198,444	198,103
Total Deposits	369,629	349,564
Short-term borrowings	16,000	10,775
Long-term debt	40,248	40,248
Accrued expenses and other liabilities	1,922	2,025

Total Liabilities	427,799	402,612

STOCKHOLDERS’ EQUITY
Common stock	5,798	5,035
Additional paid-in capital	28,829	29,513
Retained earnings	9,693	8,689
Accumulated other comprehensive loss	(1,356)	(831)

Total Stockholders’ Equity	42,964	42,406

Total Liabilities and Stockholders’ Equity	$470,763	$445,018
Ending shares outstanding (b)	5,798,240	5,789,917
Book value per share	$7.41	$7.32

	December 31, 2005(a)	September 30, 2005	June 30, 2005
ASSETS
Cash and due from banks	$9,403	$12,176	$8,652
Interest earning deposits with banks	69	593	616
Federal funds sold	—	—	14,753
Investment securities available for sale at fair value	55,550	53,155	52,251
Loans	328,322	322,192	301,111
Allowance for loan losses	(4,351)	(4,293)	(4,066)
Net Loans	323,971	317,899	297,045
Accrued interest receivable	1,768	1,561	1,403
Federal Home Loan Bank stock	2,133	2,957	2,102
Bank premises and equipment	4,844	3,936	3,622
Investment in life insurance	5,483	5,434	5,384
Goodwill	3,600	3,600	3,600
Other assets	3,967	3,715	3,426

Total Assets	$410,788	$405,026	$392,854

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Deposits
Demand	$46,830	$52,921	$50,322
Savings	9,365	7,072	3,673
Money market and NOW	87,695	82,636	94,930
Time	178,191	170,120	173,945
Total Deposits	322,081	312,749	322,870

Short-term borrowings	14,964	31,314	2,213
Long-term debt	30,248	30,248	38,248
Accrued expenses and other liabilities	2,038	1,537	1,381

Total Liabilities	369,331	375,848	364,712

STOCKHOLDERS’ EQUITY
Common stock	5,026	4,170	4,120
Additional paid-in capital	29,406	18,574	18,219
Retained earnings	7,707	6,702	5,857
Accumulated other comprehensive loss	(682)	(268)	(54)

Total Stockholders’ Equity	41,457	29,178	28,142

Total Liabilities and Stockholders’ Equity	$410,788	$405,026	$392,854

Ending shares outstanding (b)	5,780,353	4,796,068	4,738,450
Book value per share	$7.17	$6.08	$5.94

Crescent Financial Corporation

Consolidated Income Statements

(Amounts in thousands except share and per share data)

(Unaudited)

	For the three-month period ended
	June 30, 2006	March 31, 2006
INTEREST INCOME
Loans	$7,019	$6,433
Investment securities available for sale	724	663
Fed funds sold and other interest	51	5

Total Interest Income	7,794	7,101

INTEREST EXPENSE
Deposits	2,831	2,391
Short-term borrowings	213	233
Long-term debt	534	403

Total Interest Expense	3,578	3,027

Net Interest Income	4,216	4,074
Provision for loan losses	164	270
Net interest income after provision for loan losses	4,052	3,804

Non-interest income
Mortgage loan origination income	165	145
Service charges and fees on deposit accounts	308	318
Realized gain/loss on sale of securities	—	—
Other	146	133

Total non-interest income	619	596

Non-interest expense
Salaries and employee benefits	1,670	1,569
Occupancy and equipment	489	469
Data processing	186	183
Other	759	650

Total non-interest expense	3,104	2,871

Income before income taxes	1,567	1,529

Income taxes	564	547

Net income	$1,003	$982
NET INCOME PER COMMON SHARE (b)
Basic	$0.17	$0.17
Diluted	$0.17	$0.16

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING (b)
Basic	5,793,021	5,786,227
Diluted	6,025,727	6,010,819

Return on average assets	0.88%	0.93%
Return on average equity	9.33%	9.91%
Net interest margin	3.95%	4.09%
Allowance for loan losses to avg loans	1.31%	1.30%
Nonperforming loans to total loans	0.07%	0.01%
Nonperforming assets to total assets	0.06%	0.01%

	For the three-month period ended
	December 31, 2005	September 30, 2005	June 30, 2005

INTEREST INCOME
Loans	$5,989	$5,466	$4,814
Investment securities available for sale	612	576	566
Fed funds sold and other interest	8	17	14

Total Interest Income	6,609	6,059	5,394

INTEREST EXPENSE
Deposits	2,077	1,841	1,619
Short-term borrowings	211	201	45
Long-term debt	383	369	405

Total Interest Expense	2,671	2,411	2,069

Net Interest Income	3,938	3,648	3,325
Provision for loan losses	60	240	303
Net interest income after provision for loan losses	3,878	3,408	3,022

Non-interest income
Mortgage loan origination income	186	237	159
Service charges and fees on deposit accounts	297	269	242
Realized gain/loss on sale of securities	—	(17)	1
Other	192	125	181

Total non-interest income	675	614	583

Non-interest expense
Salaries and employee benefits	1,723	1,509	1,369
Occupancy and equipment	454	443	440
Data processing	170	162	162
Other	659	604	643

Total non-interest expense	3,006	2,718	2,614

Income before income taxes	1,547	1,304	991

Income taxes	542	459	338

Net income	$1,005	$845	$653

NET INCOME PER COMMON SHARE (b)
Basic	$0.19	$0.18	$0.14
Diluted	$0.18	$0.17	$0.13

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING (b)
Basic	5,421,741	4,763,822	4,732,274
Diluted	5,656,219	5,042,051	5,024,364

Return on average assets	0.98%	0.86%	0.72%
Return on average equity	10.63%	11.62%	9.42%
Net interest margin	4.09%	3.93%	3.88%
Allowance for loan losses to avg loans	1.33%	1.33%	1.35%
Nonperforming loans to total loans	0.01%	0.07%	0.07%
Nonperforming assets to total assets	0.01%	0.05%	0.05%

(a)	Derived from audited consolidated financial statements.

(b)	Adjusted, where applicable, for the stock split effected as a 15% stock dividend paid on May 31, 2006 to stockholders of record on May 18, 2006.

SOURCE Crescent Financial Corporation

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/CONTACT: Michael G. Carlton, President and CEO, or Bruce W. Elder, Vice President, of Crescent Financial Corporation, +1-919-460-7770/

/Web site: http://www.crescentstatebank.com/

(CRFN)